Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $0.001 par value, of Pulse Biosciences, Inc., a Nevada corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to such joint filing and for the completeness and accuracy of the information concerning it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others. This joint filing agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Date: December 4, 2023

GENIUS INC.

By:	/s/ Martin Bittner
	Name:	Martin Bittner
	Title:	Chief Operating Officer

BLAZON CORPORATION

By:	/s/ Robert W. Duggan
	Name:	Robert W. Duggan
	Title:	Authorized Signatory

/s/ Robert W. Duggan
Robert W. Duggan